Exhibit 10.1

Executive Officer Compensation Information – 2010 Salaries

The table below provides information regarding the annual base salaries for the Company’s executive officers for the 2010 performance period, effective January 1, 2010:

Named Executive Officer	Title	2010 Base Salary
R. Scott Huennekens	President and Chief Executive Officer	$500,000
John T. Dahldorf	Chief Financial Officer and Secretary	309,000
Joseph M. Burnett	Executive Vice President and Managing Director of Japan	230,000
Michel E. Lussier	Managing Director of Volcano Europe	383,217	(1)
David Sheehan	President of the IVUS & FM Business Unit	309,000
Jorge J. Quinoy	Executive Vice President, Global Sales	306,000

(1)	Mr. Lussier’s salary reflects the conversion of his salary from Euros at the applicable exchange rate on February 5, 2010.